GYRODYNE COMPANY OF AMERICA, INC.
1 FLOWERFIELD, SUITE 24
ST. JAMES, NEW YORK 11780

February 13, 2013

Mr. Frederick C. Braun III
73 Constantine Way
Mount Sinai, New York 11766

Dear Mr. Braun:

This letter agreement (the "Agreement") sets forth the terms by which Frederick C. Braun III (referred to herein as "you," "your") agrees to render services to Gyrodyne Company of America, Inc. ("Gyrodyne" or the "Company").

1. **Term of Agreement.** The Company shall employ you, and you shall serve the Company, pursuant to the terms and conditions set forth in this Agreement, which shall commence effective February 25, 2013 (the "Effective Date"), and continuing until your employment ceases as provided for herein in Section "4" (the "Term").

2. **Position and Duties.** Gyrodyne will employ you as President and Chief Executive Officer ("CEO") on a full-time basis and you shall report to the Board of Directors (the "Board"). In your capacity as President and CEO, you will be primarily responsible, in pertinent part, for managing the business and affairs of the Company within the guidelines established by the Board; recommending to the Board strategic directions for the Company's business, and when approved by the Board, implementing the corresponding strategic, business and operational plans; directing and monitoring the activities of the Company in a manner such that agreed upon targets are met and such that the assets of the Company are safeguarded and optimized in the best interests of all the shareholders; developing and implementing operational policies to guide the Company within the limits prescribed by the Company's By-Laws and the framework of the strategic directions adopted by the Board; and meeting regularly and as required with the Chairman and other Board members to ensure that they are provided in a timely manner with all information and access to management necessary to permit the Board to fulfill its statutory and other obligations. You shall generally perform the foregoing services from Gyrodyne's St. James location during normal business hours, however, your duties may require that you be available for reasonably requested travel to off-site locations.

Throughout your employment, you agree to use your reasonable best efforts to carry out your duties and responsibilities and, consistent with the other provisions of this Agreement, to devote all of your business time, attention, and energy thereto. In performing your duties, services, and responsibilities for Gyrodyne, you shall fully comply with the policies and procedures of Gyrodyne, which may be established by Gyrodyne from time to time (including, without limitation, any code of conduct, policies prohibiting unlawful harassment or discrimination, policies prohibiting the use or disclosure of confidential information, or other impermissible employment practices) and shall not engage in any other business, profession, occupation, or activity for compensation or otherwise that would interfere with your performance of services under the Agreement.

3. **Compensation and Related Matters.**

a. **Base Salary.** Your annual base salary shall be Two Hundred Fifty Thousand Dollars and Zero Cents ($250,000.00) payable weekly in accordance with Gyrodyne's normal payroll practices ("Base Salary") as may be changed or modified from time to time, and subject to all legally required or customary withholdings.

b. **Bonus.** You shall be entitled to receive a bonus in the amount of One Hundred Twenty-Five Thousand Dollars and Zero Cents ($125,000.00) ("Bonus"), provided you are employed by Gyrodyne as of the effective date of a "Change of Control" as defined herein ("Vesting Date"). Subject to Sections 4(d) and (e), such payment shall be made in a single lump-sum within thirty (30) days after the Vesting Date. For purposes of this Agreement, "Change in Control" shall mean the first to occur of either a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as each of such terms are defined under Section 409A of the Internal Revenue Code of 1986, as amended, and its corresponding regulations ("Section 409A").

c. **Benefits.** You shall be entitled to participate in such insurance plans and employee benefit plans on terms no less favorable than those made available to other senior executive officers of the Company, including but not limited to, pension, health, life, accident and other benefit or insurance plans, subject to the eligibility requirements to participate, enrollment intervals, and other terms and conditions set forth in such plans.

d. **Paid Time Off.** You shall be entitled to paid vacation, as well as paid holidays, in accordance with Gyrodyne policy. Unused accrued vacation time remaining at the end of any calendar year during the Term may not be carried forward into successive calendar years and shall be forfeited.

e. **Expense Reimbursement.** Gyrodyne shall reimburse you for reasonable and customary expenses that you incur in the performance of services under this Agreement, provided you provide appropriate documentation and/or receipts satisfactory to the Company.

4. **Termination of Employment.**

a. Notwithstanding anything in this Agreement to the contrary, Gyrodyne shall have the right to terminate this Agreement and your employment hereunder at any time, with or without "Cause" as defined herein.

b. Should Gyrodyne terminate this Agreement and your employment hereunder for "Cause," you shall be paid the pro rata share of your Base Salary through the date of termination, and any unreimbursed expenses properly incurred prior to the last day of work, but shall have no further entitlement to compensation or other remuneration whatsoever. For purposes of this Agreement, "Cause" shall mean:

(i) Your conviction of (or pleading nolo contendere to) (A) a felony of any kind or (B) any other crime (whether it is a felony or not) (I) involving either securities fraud, theft, or moral turpitude or (II) which is materially injurious to the Company or its reputation;

(ii) Your willful breach, habitual neglect, gross neglect or dereliction of your duties under this Agreement;
(iii) Your material misconduct with regard to the Company, including, but not limited to, your material failure to comply with the Company's material written rules and policies (or applicable securities laws);
(iv) Your failure to follow in good faith the reasonable lawful direction of the Board (or any committee thereof), or your refusal or repeated failure to substantially perform your duties and obligations under this Agreement;
(v) Any intentional misconduct that is materially detrimental to the reputation of the Company or the Company's results of operations, financial condition, or business;
(vi) Any act by you of sexual harassment (or your creating a hostile work environment) or any other activity by you prohibited by State, local and/or Federal law with respect to discrimination based on age, sex, race, religion or national origin;
(vii) Any other material breach of this Agreement; and/or
(viii) Your death or "Disability."

For purposes of this Agreement, "Disability" shall mean your inability to perform substantially and continuously the duties assigned to you for a period in excess of sixty (60) consecutive days or ninety (90) non-consecutive days in any twelve-month period; your Disability shall be deemed to have occurred on the 60th or 90th day as the case may be.

c. Notwithstanding the foregoing to the contrary, with respect to termination for "Cause" pursuant to any of Section 4(b)(ii), (iii), (iv), (v) or (vii) above, if the acts or neglect by you can be cured, the Company shall provide written notice to you of such acts or neglect (describing them in reasonable detail) and a reasonable opportunity to cure such acts or neglect prior to the Company exercising the right to discharge you for Cause ("Notice to Cure"). With the exception of any unusual circumstances or habitual failures with respect to which Notice of Cure has already been given on a prior instance and with respect to which a final warning has been given, Notice to Cure shall not be less than five (5) business days.

d. Gyrodyne shall have the option to terminate this Agreement and your employment hereunder without "Cause," provided that Gyrodyne provides you with at least sixty (60) days prior written notice of such termination (the "Notice of Termination"). In such event, you shall be paid the pro rata share of your Base Salary through the date of termination, an amount equal to the Bonus, and any unreimbursed expenses properly incurred prior to the last day of work, but shall have no further entitlement to compensation or other remuneration whatsoever. Notwithstanding the foregoing, Gyrodyne shall have the right, in its sole and absolute discretion, to terminate your employment on a date earlier than that provided in the Notice of Termination; provided that so long as such termination is not for "Cause," you shall be paid the pro rata share of your Base Salary through the expiration of the sixty (60)-day period following issuance of the Notice of Termination by Gyrodyne, an amount equal to the Bonus, and any unreimbursed expenses properly incurred prior to the last day of work, but shall have no further entitlement to compensation or other remuneration whatsoever.

e. You shall have the option to terminate this Agreement and your employment hereunder, provided that you provide Gyrodyne with at least sixty (60) days prior written notice of such resignation (the "Notice of Resignation"). In such event, you shall be paid the pro rata share of your Base Salary through the date of termination, and any unreimbursed expenses properly incurred prior to the last

day of work, but shall have no further entitlement to compensation or other remuneration whatsoever. Your duties and your obligations to Gyrodyne will continue, and you shall cooperate in the transition of your responsibilities through the date of termination set forth in the Notice of Resignation. Notwithstanding the foregoing, Gyrodyne shall have the right, in its sole and absolute discretion, to terminate your employment on a date earlier than that provided in the Notice of Resignation; provided that so long as such termination is not for "Cause," you shall be paid the pro rata share of your Base Salary through the expiration of the sixty (60)-day period following Gyrodyne's receipt of the Notice of Resignation, and any unreimbursed expenses properly incurred prior to the last day of work, but shall have no further entitlement to compensation or other remuneration whatsoever. In the event Notice of Resignation is delivered to Gyrodyne within sixty (60) days following a Change in Control event, you shall also be entitled to your Bonus. Your duties and your obligations to Gyrodyne will continue, and you shall cooperate in the transition of your responsibilities through the date of termination set forth in the Notice of Resignation.

f. Immediately upon your termination of service with Gyrodyne, you shall deliver to the Company all tangible property belonging, leased or licensed to Gyrodyne in your possession, including, without limitation, telephones, facsimile machines, computers and credit cards, as well as any and all copies of data and information including, without limitation, all confidential information, trade secrets, documents, correspondence, notebooks, reports, computer programs, names of all employees and consultants, and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the Company's business in any way obtained by you during the period of your employment with Gyrodyne.

5. **Indemnification.**

a. General. The Company agrees that if you (or your estate or legal representative) is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that you are or were a director, officer or employee of the Company or any subsidiary, parent or affiliate thereof or as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise at the express request of the Board of the Company, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent, you shall be indemnified and held harmless by the Company to the fullest extent permitted by New York law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by you in connection therewith, and such indemnification shall continue as to you even if you have ceased to be an officer, director, trustee or agent, or are no longer employed by the Company and shall inure to the benefit of your estate and legal representatives.

b. Expenses. As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

c. Enforcement. If a claim or request under this Agreement is not paid by the Company or on its behalf within thirty (30) days after a written claim or request has been received by the Company, you may at any time thereafter bring suit against the Company to recover the unpaid amount of

the claim or request and if successful in whole or in part, you shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable New York law.

d. Partial Indemnification. If you are entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify you for the portion of such Expenses to which you are entitled.

e. Advances of Expenses. Expenses incurred by you in connection with any Proceeding shall be paid by the Company in advance upon request of you that the Company pay such Expenses; but, only in the event that you shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which you are not entitled to indemnification and (ii) an affirmation of your good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

f. Notice of Claim. You shall give to the Company prompt notice of any claim made against you for which indemnification will or could be sought under this Agreement. In addition, you shall give the Company such information and cooperation as it may reasonably require and as shall be within your power and at such times and places as are convenient for you. Your failure to provide such prompt notice shall not prejudice your right to indemnification; provided, however, that your right to indemnification hereunder shall be prejudiced to the extent your delay in providing notice of claim materially prejudices the Company's right to defend and directly results in incremental damages.

g. Defense of Claim. With respect to any Proceeding as to which you notify the Company of the commencement thereof:

(i) The Company will be entitled to appear in any such Proceeding at its own expense; provided that if you reasonably believe that a conflict of interests exists, you shall have the right, but not the obligation, to employ your own counsel in such Proceeding and the fees and the expenses of such counsel shall be at the expense of the Company;

(ii) The Company shall not be liable to indemnify you under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on you without your written consent. Neither the Company nor you will unreasonably withhold or delay their consent to any proposed settlement.

h. Non-Exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section "5" shall not be exclusive of any other right which you may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

i. Legal Fees and Expenses. If any contest or dispute shall arise between the Company and you regarding any provision of this Agreement, the Company shall reimburse you for all legal fees and expenses reasonably incurred by you in connection with such contest or dispute, but only if you are successful in respect of substantially all of your claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses.

6. **Section 409A Compliance.** The parties hereto hereby acknowledge and agree that:

a. This Agreement is intended to comply with Section 409A, or exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. Separation pay provided under this Agreement is intended to be exempt from Section 409A under the "separation pay exception," to the maximum extent applicable. Further, any payments that qualify for the "short-term deferral" exception or another exception under Section 409A shall be paid under the applicable exception. Notwithstanding anything in this Agreement to the contrary, if you are considered a "specified employee" for purposes of Section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A, to avoid the application of Section 409A to amounts payable hereunder, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump sum payment after the end of the six-month period. If you die during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to the personal representative of your estate within 60 days after the date of your death.

b. All separation payments to be made upon a termination of service under this Agreement may only be made upon a "separation from service" under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements, including, without limitation, for attorneys' fees or expenses, indemnification, either directly or indirectly through the provision of insurance, in connection with any Proceeding, advancement for expenses in connection with any Proceeding, and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to avoid the application of Section 409A to such amounts, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding anything in this Agreement to the contrary, any right of Gyrodyne to offset or otherwise reduce any sums that may be due or become payable by the Company to you or for your account by any overpayment to, or indebtedness of you shall be subject to limitations imposed by Section 409A.

7. **Confidential Information.** During the Term of this Agreement or at any time thereafter, you shall not divulge, communicate, or use to the detriment of Gyrodyne or any other person, firm, or entity, confidential information or trade secrets relating to Gyrodyne, including, without limitation,

business strategies, operating plans, acquisition strategies (including the identities of (and any other information concerning) possible acquisition candidates), financial information, market analysis, acquisition terms and conditions, personnel information, know-how, customer lists and relationships, supplier lists and relationships, or other non-public proprietary and confidential information relating to Gyrodyne. The foregoing confidentiality agreement shall not apply if the communication or use (i) is required in the course of performing your duties as an employee of Gyrodyne, (ii) is made with the Board's written consent, (iii) relates to information that is or becomes generally known by the public other than as a result of a breach of this Agreement by you, or (iv) is required to be disclosed by law or judicial or administrative process; provided, that, in the case of clause (iv), you provide Gyrodyne with prompt prior written notice of such requirement and the terms of and circumstances surrounding such requirement so that Gyrodyne may seek an appropriate protective order or other remedy, or waive compliance with the terms of this Agreement, and you shall provide such cooperation with respect to obtaining a protective order or other remedy as Gyrodyne shall reasonably request which cooperation shall be at Gyrodyne's sole cost and expense. If a protective order or other remedy is not obtained, or if Gyrodyne is required to waive compliance with the provisions hereof, you will furnish only that portion of such confidential information or trade secrets which, as it is advised in a written opinion by its counsel, it is legally required to furnish.

8. **Non-Disparagement.**

a. During the Term of this Agreement or at any time thereafter, you shall not disparage, defame, or discredit any member or employee of Gyrodyne or engage in any activity which would have the effect of disparaging, defaming, or discrediting the Company, or its members, affiliates, officers, directors, employees or agents in their respective capacities as members, affiliates, officers, directors, employees or agents, or otherwise, in any way, except for truthful testimony in a judicial proceeding. Moreover, during the Term of this Agreement or at any time thereafter, you shall not make or publish any statement (in verbal, written, electronic or any other form), or instigate, assist or participate in the making or publication of any statement (in verbal, written, electronic or any other form), which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) or expose to hatred, contempt or ridicule (i) Gyrodyne; (ii) any of Gyrodyne's products, services, affairs, or operations; or (iii) any of Gyrodyne's past or present officers, directors, employees or agents. Finally, between the date of this Agreement and a Change in Control, you will oversee the operations of the business of Gyrodyne pursuant to this Agreement, in the usual and ordinary course, and in substantial conformity with all applicable laws, ordinances, regulations, rules, or orders, and will use your commercially reasonable best efforts to preserve Gyrodyne's business organization and the continued operation of the business of Gyrodyne with its customers, suppliers and others having business relations with Gyrodyne.

b. During the Term of this Agreement or at any time thereafter, Gyrodyne shall not disparage, defame, or discredit you or engage in any activity which would have the effect of disparaging, defaming, or discrediting you in any way, except for truthful testimony in a judicial proceeding. Moreover, during the Term of this Agreement or at any time thereafter, Gyrodyne shall not make or publish any statement (in verbal, written, electronic or any other form), or instigate, assist or participate in the making or publication of any statement (in verbal, written, electronic or any other form), which would libel, slander or disparage you (whether or not such disparagement legally constitutes libel or slander) or expose you to hatred, contempt or ridicule.

9. **Acknowledgement.** You acknowledge and agree that the restrictions contained herein are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill, and business of Gyrodyne; that Gyrodyne would not have entered into this Agreement or provided certain benefits under this Agreement in the absence of such restrictions; and that irreparable injury will be suffered by Gyrodyne should you breach any of the provisions set forth in Sections 7 and 8 hereof. You further represent and acknowledge that (i) you have been advised by Gyrodyne to consult your own legal counsel with respect to this Agreement; and (ii) you have had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with your legal counsel.

10. **Representations.** You represent and warrant to Gyrodyne that you are not under any contractual commitment or obligation prohibiting or limiting your performance of services for Gyrodyne or inconsistent with your obligations set forth in this Agreement.

11. **Severability.** If any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such portion shall be deemed deleted as though it had never been included herein, but the remainder of this Agreement shall remain in full force and effect.

12. **No Waiver.** The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13. **Successors; Binding Agreement.** This Agreement shall inure to the benefit of and be binding upon Gyrodyne, its successors, and permitted assigns. This Agreement shall also inure to the benefit of and be binding upon you and your executors, administrators, and heirs.

14. **Governing Law.** This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict or choice of law provisions that would defer to the substantive laws of another jurisdiction. The parties in any action arising out of this Agreement shall be subject to the jurisdiction and venue of federal, state and local courts, as applicable, in the County of Suffolk.

15. **No Third Party Beneficiaries.** Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest, or remedy for the benefit of any person other than as otherwise provided in this Agreement.

16. **Withholding Taxes.** Gyrodyne may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

17. **Notice.** All notices, demands, requests or other communications which may be or are required to be given by any party to any party pursuant to this Agreement shall be sufficient if in writing, and if either personally delivered or sent by overnight mail or registered or certified mail, return receipt requested, to your residence (in the case of you), or to the Chairman of the Board at 102 Flowerfield, St. James, New York 11780, with a copy to P.L. Lamb, Esq., at Lamb & Barnosky, LLP, 534 Broadhollow Road, Suite 210, Melville, New York 11747-9034 (in the case of the Company).

18. **Cooperation.** You shall provide your reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during your employment hereunder. Gyrodyne shall provide for reimbursement of reasonable expenses incurred in this regard. This provision shall survive any termination of this Agreement.

19. **Entire Agreement.** This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes and replaces any and all prior employment or other agreements, negotiations, or understandings of any kind with respect to the subject matter hereof. Any representation, premise, or condition, whether written or oral, not specifically incorporated herein, shall have no binding effect upon the parties.

20. **Headings.** The headings contained in this Agreement are included for convenience and reference purposes only and shall be given no effect in the construction or interpretation of this Agreement.

21. **Amendments.** No modification, termination, or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the same is sought to be enforced.

22. **Counterparts.** This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

If this letter accurately reflects your understanding of our agreement, please indicate your acceptance of the terms set forth above by signing your name in the space below and return one fully-executed copy of this letter to me within twenty (20) business days. Thank you.

Sincerely,

GYRODYNE COMPANY OF AMERICA, INC.

By: ______________________________
Paul L. Lamb, Chairman of the Board

AGREED TO AND ACCEPTED:

____
Frederick C. Braun III

Date: 2/14/2013

18. **Cooperation.** You shall provide your reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during your employment hereunder. Gyrodyne shall provide for reimbursement of reasonable expenses incurred in this regard. This provision shall survive any termination of this Agreement.

19. **Entire Agreement.** This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes and replaces any and all prior employment or other agreements, negotiations, or understandings of any kind with respect to the subject matter hereof. Any representation, premise, or condition, whether written or oral, not specifically incorporated herein, shall have no binding effect upon the parties.

20. **Headings.** The headings contained in this Agreement are included for convenience and reference purposes only and shall be given no effect in the construction or interpretation of this Agreement.

21. **Amendments.** No modification, termination, or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the same is sought to be enforced.

22. **Counterparts.** This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

If this letter accurately reflects your understanding of our agreement, please indicate your acceptance of the terms set forth above by signing your name in the space below and return one fully-executed copy of this letter to me within twenty (20) business days. Thank you.

Sincerely,

GYRODYNE COMPANY OF AMERICA, INC.

By: ____________________________
Paul L. Lamb, Chairman of the Board

AGREED TO AND ACCEPTED:

____
Frederick C. Braun III

Date: ____________________